Exhibit 99.1

FOR IMMEDIATE RELEASE

January 28, 2015

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS SECOND QUARTER 2015 OPERATING RESULTS

Fairfield, New Jersey, January 28, 2015 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today reported net income for the quarter ended December 31, 2014 of $2,169,000, or $0.03 per basic and diluted share.

The results represent a decrease of $754,000 compared to net income of $2,923,000, or $0.04 per basic and diluted share, for the prior quarter ended September 30, 2014. The decrease in net income between linked quarters reflected an increase in the provision for loan losses that was partially offset by increases in net interest income and non-interest income coupled with a decrease in non-interest expense. These factors contributed to an overall decrease in pre-tax net income as compared to the prior quarter. The decline in net income also reflected an increase in the provision for income taxes reflecting a comparatively higher effective tax rate for the current quarter.

On January 21, 2015, the Bank changed its name from Kearny Federal Savings Bank to Kearny Bank. The Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York. Thirteen of the Bank’s branches continue to operate under the “Central Jersey Bank, a division of Kearny Bank” brand while two additional branches located in Brooklyn and Staten Island, New York continue to operate under the “Atlas Bank, a division of Kearny Bank” brand.

At December 31, 2014, Kearny Financial Corp. had total assets of $3.55 billion, which included net loans receivable of $1.80 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.35 billion. As of that same date, deposits and borrowings totaled $2.46 billion and $563.0 million, respectively, while stockholders’ equity totaled $493.2 million, or 13.90% of total assets.

Plan of Conversion

On September 4, 2014, the Boards of Directors of Kearny MHC (the “MHC”), the Company and the Bank unanimously adopted a Plan of Conversion pursuant to which the Company will reorganize from the mutual to full stock holding company form. Stockholders of the Company will have their shares of common stock exchanged for shares of common stock of the new stock holding company, and the new stock holding company will conduct a second-step stock offering of new shares of common stock.

On December 19, 2014, the Company announced that, as a result of the passage of time from the initial date of filing of the related applications with the Federal Reserve Bank of Philadelphia, and in consultation with the Federal Reserve staff, the applications were voluntarily withdrawn by the MHC with the intention of re-filing updated applications during the quarter ending March 31, 2015. The MHC intends to refile those applications in February 2015.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended December 31, 2014 in comparison to those for the prior linked quarter ended September 30, 2014. The comparative statement of condition information for June 30, 2014 and the statement of operations information for the three and six months ended December 31, 2013 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended December 31, 2014 increased by $48,000 to $19.6 million from $19.5 million for the prior quarter ended September 30, 2014. For those same comparative periods, the Company’s net interest margin decreased by three basis points to 2.38% from 2.41%.

The increase in net interest income between linked quarters reflected an increase in interest income that was partially offset by an increase in interest expense. The increase in interest income of $214,000 between linked periods was primarily attributable to a $53.8 million increase in the average balance of interest-earning assets to $3.29 billion for the quarter ended December 31, 2014 from $3.24 billion for the quarter ended September 30, 2014. The overall increase in the average balance primarily reflected increases in the average balances of loans, non-mortgage-backed securities and other interest-earning assets during the quarter that were partially offset by a decrease in the average balance of mortgage-backed securities.

The increase in interest income attributable to the growth in interest-earning assets was partially offset by a two basis points decrease in their average yield to 3.15% for the quarter ended December 31, 2014 from 3.17% for the quarter ended September 30, 2014. The net decrease in average yield reflected decreases in the average yield on loans, mortgage-backed securities and other interest-earning assets that were partially offset by an increase in the average yield on non-mortgage-backed securities.

The decreases in the average yields on loans and mortgage-backed securities were largely attributable to the yield on loans and securities repaid during the quarter exceeding that on the securities purchased and loans originated. The decrease in the average yield on other interest-earning assets largely reflected the combined effects of a decline in the yield on FHLB stock coupled with an increase in the average balance of comparatively lower yielding interest-earning deposits in other banks during the quarter ended December 31, 2014. By contrast, the increase in the average yield on non-mortgage-backed securities reflected the effects of security purchases at comparatively higher market yields compared to the portfolio as a whole.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods. The increase in interest expense between linked quarters was largely attributable to a $63.2 million increase in the average balance of interest-bearing liabilities to $2.83 billion for the quarter ended December 31, 2014 from $2.77 billion for the quarter ended September 30, 2014. The increase in the average balance included a $9.4 million increase in interest-bearing deposits comprising increases in the average balances of interest-bearing checking accounts and certificates of deposit totaling $7.2 million and $7.1 million, respectively, which were partially offset by a $4.9 million decrease in the average balance of savings and club accounts. The average balance of borrowings also increased, reflecting a $52.8 million increase in the average balance of FHLB advances coupled with a $1.0 million increase in the average balance of depositor sweep accounts.

The overall cost of interest-bearing liabilities increased by one basis point to 0.90% for the quarter ended December 31, 2014 from 0.89% for the quarter ended September 30, 2014. The increase was reflected in the two basis points increase in the average cost of interest-bearing deposits which increased to 0.70% from 0.68% for those same comparative periods, respectively, while the cost of borrowings decreased 14 basis points to 1.67% from 1.81% reflecting the utilization of short-term FHLB advances during the quarter ended December 31, 2014 that were “forward swapped” into longer-term, fixed rate funding through the utilization of interest rate derivatives for interest rate risk management purposes.

Provision for Loan Losses

The provision for loan losses increased by $874,000 to $1.7 million during the quarter ended December 31, 2014 from $858,000 for the quarter ended September 30, 2014. The increase in the provision for the quarter ended December 31, 2014 was partly attributable to an increase in specific losses recognized on nonperforming loans individually reviewed for impairment. However, the increase also reflected an increase in provisions arising from comparatively greater growth in the non-impaired portion of the loan portfolio during the quarter ended December 31, 2014 compared to that of the prior linked quarter. The increase in the provision for loan losses also reflected increases in certain environmental loss factors used in the Company’s allowance for loan loss calculations arising from continued growth in the Company’s commercial mortgage loan and business loan portfolios while also reflecting quarterly updates to historical loss factors arising from net charge off activity for the quarter ended December 31, 2014.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), decreased by $25,000 to $1,706,000 for the quarter ended December 31, 2014 from $1,731,000 for the quarter ended September 30, 2014. The decrease largely reflected the recognition of a non-recurring net gain of $25,000 on the disposal of ATM equipment during the quarter ended September 30, 2014, included in miscellaneous income, compared to a net loss of $5,000 attributable to such disposals during the quarter ended December 31, 2014. The decrease in non-interest income also reflected a decline in the receipts of electronic banking fees and charges that were more than offset by an increase in loan prepayment fees, included in fees and service charges, and the recognition of sale gains on SBA loans originated for which no such gains were recognized during the quarter ended September 30, 2014.

In addition to the items noted above, the Company also recognized net gains of $7,000 attributable to the sale of securities during the current quarter while no such security sale gains were recognized during the prior quarter. Additionally, the Company recognized net gains of $5,000 during the current quarter attributable to the sale of five foreclosed properties during the quarter. By comparison, the Company recognized REO-related losses of $151,000 during the quarter ended September 30, 2014 arising from the write down of two foreclosed properties to their reduced fair values.

Non-interest Expense

Non-interest expense decreased by $251,000 to $16.5 million for the quarter ended December 31, 2014 from $16.8 million for the quarter ended September 30, 2014. Noteworthy decreases in non-interest expense were reported in salaries and employee benefits expense and miscellaneous expense. These decreases were partially offset by increases in premises occupancy expense, equipment and systems expense and advertising and marketing expense.

The decrease in salaries and employee benefit expense between linked quarters partly reflected adjustments to accrued employee pension expense during the current quarter arising from changes to actuarial assumptions relating to the Company’s multi-employer defined benefit pension plan for employees. Such adjustments have reduced the required contributions and associated expense to be recognized during the fiscal year ending June 30, 2015. The decrease in expense also reflected a decline in payroll tax expense arising from the higher level of such expenses recorded during the prior quarter attributable to the taxable compensation recognized by certain employees resulting from the exercise of stock options.

The net decrease in compensation-related expenses also reflected adjustments to accrued expenses relating to the Company’s Senior Management Incentive Compensation Plan for fiscal 2015. Under this plan, senior and executive management’s annual bonus compensation is based directly on the Company’s actual fiscal year performance in relation to specific corporate profitability, growth and risk management goals and objectives outlined in its business plan. Such expenses were reduced during the current quarter based on the Company’s actual performance during the first six months of fiscal 2015 in relation to these targets.

The noted decreases in compensation-related expenses were partially offset by an increase in employee severance expenses recognized during the quarter ended December 31, 2014 related to the prior acquisition of Atlas Bank.

The decrease in miscellaneous expense was partly attributable to a decline in professional and consulting service fees resulting from the comparatively higher level of expenses recognized during the prior quarter attributable to personnel recruitment expenses supporting expansion of the Company’s commercial lending resources as well as additional audit and income tax-related expenses arising from the Atlas Bank acquisition. The decline in expense also reflected a comparatively lower level of consulting expenses relating to our forthcoming second step conversion that were not considered direct costs of the stock offering and therefore expensed as incurred.

The decreases in non-interest expense noted above were partially offset by increases in several categories of non-interest expense. The Company recognized an increase in premises occupancy expenses partly reflecting an increase in property tax expense arising from the recognition of certain municipal property tax refunds during the prior period arising from successful tax appeals. The increase also reflected higher levels of non-capitalized facility repair and maintenance charges during the current period.

The reported increase in equipment and systems expense was largely attributable to the recognition of non-recurring expenses arising from the conversion and integration of Atlas Bank’s core processing data and supporting systems onto the Bank’s Fiserv platform during the quarter ended December 31, 2014.

Finally, the variance in non-interest expense also reflected an increase in advertising and marketing expense attributable, in part, to the Bank’s name change and forthcoming re-branding strategy that is expected to be initiated during the quarter ending March 31, 2015.

The variances in other categories of non-interest expense, including federal deposit insurance expense and director compensation expense, generally represented normal operating fluctuation in those categories between comparative periods.

Provision for Income Taxes

The provision for income taxes increased by $317,000 to $870,000 for the quarter ended December 31, 2014 from $553,000 for the quarter ended September 30, 2014. The increase largely reflected a $416,000 reduction in income tax expense recognized during the prior quarter ended September 30, 2014 arising from the exercise of stock options during that period. The remaining variance in income tax expense between linked quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $30.4 million to $96.4 million at December 31, 2014 from $126.8 million at September 30, 2014. The decrease in cash and cash equivalents reflects the Company’s effort to further reduce the opportunity cost of maintaining the level of short-term liquid assets in excess of that needed for liquidity management and contingency funding purposes.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $43.1 million to $1.82 billion at December 31, 2014 from $1.77 billion at September 30, 2014. The overall increase in the loan portfolio during the quarter ended December 31, 2014 reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, totaling $48.0 million. The increase in commercial loans was partially offset by a decrease in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $7.2 million. For those same comparative periods, the outstanding balance of construction loans increased $2.3 million while consumer loans decreased $10,000.

The Company is continuing its strategic focus on commercial lending during fiscal 2015. During the first six months of fiscal 2015, the commercial loan portfolio has increased by $84.7 million, or 8.1%, to $1.14 billion, or 62.6% of total loans, at December 31, 2014. The growth in the portfolio during fiscal 2015 continues to reflect the effects of the Company’s expanding commercial loan origination and acquisition resources and its attractive term and pricing strategies for high quality loans.

By contrast, the balance of residential mortgage loans decreased by $14.0 million, or 2.1%, during the first six months of fiscal 2015 to $666.2 million, or 36.7% of total loans, at December 31, 2014. The decrease in the outstanding balance of the residential mortgage loan portfolio and, more significantly, its ongoing decline as a percentage of total loans, continues to reflect the Company’s decreased strategic focus on residential mortgage lending coupled with the combined effects of a slower pace of refinancing and a continuing low level of demand for “new purchase” mortgages.

At December 31, 2014, the balance of the Company’s non-performing assets totaled $26.9 million, or 0.76% of total assets, and comprised non-performing loans totaling $25.0 million, or 1.38% of total loans, plus five REO properties totaling $1.9 million. By comparison, at September 30, 2014, the balance of the Company’s non-performing assets totaled $26.8 million, or 0.76% of total assets, and comprised non-performing loans totaling $25.2 million, or 1.42% of total loans, plus eight REO properties totaling $1.6 million.

Non-performing loans generally include loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”. However, the balances of non-performing loans at December 31, 2014 and September 30, 2014 were comprised entirely of nonaccrual loans with no loans reported as over 90 days past due and accruing.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $8.8 million to $714.1 million at December 31, 2014 from $722.9 million at September 30, 2014. The net decrease in the portfolio partly reflected principal repayments, net of premium amortization and discount accretion, totaling approximately $21.9 million and sales of securities totaling $17.2 million for the quarter ended December 31, 2014. The effects of security repayments and sales were partially offset by security purchases totaling $26.9 million coupled with a $3.4 million increase in the fair value of the available for sale portion of the portfolio to an unrealized gain of $4.0 million at December 31, 2014 from an unrealized gain of $671,000 at September 30, 2014. Mortgage-backed securities purchased during the quarter ended December 31, 2014 included $6.2 million of fixed-rate agency mortgage-backed securities that were acquired based upon their Community Reinvestment Act eligibility.

The aggregate balance of non-mortgage-backed securities increased by $12.4 million to $640.4 million at December 31, 2014 from $628.0 million at September 30, 2014. The net increase reflected security purchases totaling $54.5 million which included $44.6 million of collateralized loan obligations, $4.0 million of SBA-guaranteed securities and $5.9 million in municipal obligations. The effects of the security purchases were partially offset by security sales totaling $40.0 million and principal repayments, net of premium amortization and discount accretion, totaling $1.7 million as well as a $343,000 decrease in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $3.0 million at December 31, 2014 from a net unrealized loss of $2.7 million at September 30, 2014.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $660,000 to $295.5 million at December 31, 2014 from $294.8 million at September 30, 2014. The net increase in other assets generally reflected normal operating fluctuations within their applicable balances. The net increase in other assets was partially offset by a decrease in the fair value of the Company’s interest rate derivatives primarily attributable to changes in market interest rates during the quarter.

Deposits

Total deposits increased by $15.5 million to $2.46 billion at December 31, 2014 from $2.45 billion at September 30, 2014. The net increase in deposit balances reflected a $22.6 million net increase in interest-bearing deposits that was partially offset by a $7.1 million decrease in non-interest-bearing checking accounts. The net increase in interest-bearing deposits comprised increases in interest-bearing checking accounts and savings and club accounts totaling $29.6 million and $3.2 million, respectively, that were partially offset by a $10.2 million decline in the balance of certificates of deposit.

The balance of interest-bearing checking accounts at December 31, 2014 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances increased by $22.1 million to $229.8 million or 9.3% of total deposits at December 31, 2014 from $207.7 million or 8.5% of total deposits at September 30, 2014. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for a period of no less than five years during which time total aggregate balances shall be maintained within a range of $200.0 million to $230.0 million.

The reported decrease in certificates of deposit partly reflected the Company’s ongoing efforts to extend the duration of its time deposits for interest rate risk management purposes. Toward that end, the Bank maintained its attractive offering rates on certain longer-term retail time deposits throughout the current quarter while allowing for some controlled outflow of shorter-term accounts during the quarter. The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits increased by $13.2 million to $76.7 million, or 3.1% of total deposits, at December 31, 2014 from $63.5 million, or 2.6% of total deposits, at September 30, 2014.

Borrowings

The Company’s borrowings decreased by $1.9 million to $563.0 million at December 31, 2014 from $564.9 million at September 30, 2014. The decrease was largely attributable to a $1.8 million net decline in outstanding overnight “sweep account” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

Stockholders’ equity increased $1.3 million to $493.2 million at December 31, 2014 from $491.9 million at September 30, 2014. The increase in stockholders’ equity partly reflected net income of $2.2 million for the quarter ended December 31, 2014 coupled with a reduction of unearned ESOP shares for plan shares earned during the period. These increases were partially offset by a $1.5 million increase in accumulated other comprehensive loss due primarily to changes in the composition and fair value of the Company’s available for sale securities portfolio and outstanding derivatives.

At December 31, 2014, the Company’s total consolidated equity to assets ratio was 13.90% while the equity to assets ratio of the Bank was 13.24%. As of that same date, the Bank’s Tier 1 leverage ratio was 10.51% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 19.07% and 19.73%, respectively, in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the new holding company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	December 31, 2014	September 30, 2014	June 30, 2014
Selected Balance Sheet Data:
Cash and cash equivalents	$96,436	$126,786	$135,034
Securities available for sale	420,458	412,523	407,898
Securities held to maturity	219,906	215,454	216,414

Non-mortgage-backed securities	640,364	627,977	624,312
Loans receivable	1,814,071	1,770,997	1,741,471
Allowance for loan losses	(12,584)	(12,406)	(12,387)

Net loans receivable	1,801,487	1,758,591	1,729,084
Mortgage-backed securities available for sale	391,548	413,878	437,223
Mortgage-backed securities held to maturity	322,529	309,017	295,658

Mortgage-backed securities	714,077	722,895	732,881
Premises & equipment	39,584	39,791	40,105
Federal Home Loan Bank stock	27,382	27,383	25,990
Goodwill	108,591	108,591	108,591
Bank owned life insurance	90,126	89,472	88,820
Other assets	29,822	29,608	25,192

Total assets	$3,547,869	$3,531,094	$3,510,009

Non-interest bearing deposits	$208,457	$215,569	$224,054
Interest-bearing deposits	2,256,388	2,233,744	2,255,887

Deposits	2,464,845	2,449,313	2,479,941
Federal Home Loan Bank advances	536,462	536,491	481,519
Other borrowings	26,540	28,369	30,738

Borrowings	563,002	564,860	512,257
Other liabilities	26,788	24,976	23,135

Total liabilities	3,054,635	3,039,149	3,015,333
Stockholders’ equity	493,234	491,945	494,676

Total liabilities & stockholders’ equity	$3,547,869	$3,531,094	$3,510,009

Consolidated Capital Ratios:
Equity to assets at period end	13.90%	13.93%	14.09%
Tangible equity to tangible assets at period end(1)	11.18%	11.18%	11.33%

Share Data:
Outstanding shares (in thousands)	67,375	67,375	67,268
Closing price as reported by NASDAQ	$13.75	$13.33	$15.14
Equity per share	$7.32	$7.30	$7.35
Tangible equity per share(1)	$5.70	$5.68	$5.73

Asset Quality Ratios:
Non-performing loans to total loans	1.38%	1.42%	1.45%
Non-performing assets to total assets	0.76%	0.76%	0.77%
Allowance for loan losses to total loans	0.69%	0.70%	0.71%
Allowance for loan losses to non-performing loans	50.37%	49.19%	48.96%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Six Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Summary of Operations:
Interest income on:
Loans receivable	$18,648	$18,405	$16,509	$37,053	$32,325
Mortgage-backed securities	4,654	4,776	5,505	9,430	11,059
Non-mortgage-backed securities	2,282	2,220	1,681	4,502	3,413
Other interest-earning assets	328	297	238	625	436

Total interest income	25,912	25,698	23,933	51,610	47,233
Interest expense on:
Interest-bearing checking	949	943	962	1,892	1,922
Savings and clubs	201	205	185	406	368
Certificates of deposit	2,822	2,698	2,447	5,520	4,936

Total interest-bearing deposits	3,972	3,846	3,594	7,818	7,226

Federal Home Loan Bank advances	2,329	2,290	1,820	4,619	3,248
Other borrowings	38	37	44	75	88

Total borrowings	2,367	2,327	1,864	4,694	3,336

Total interest expense	6,339	6,173	5,458	12,512	10,562

Net interest income	19,573	19,525	18,475	39,098	36,671
Provision for loan losses	1,732	858	559	2,590	1,727

Net interest income after loan loss provision	17,841	18,667	17,916	36,508	34,944

Fees and service charges	731	699	630	1,430	1,321
Gain on sale of securities	7	0	226	7	226
Gain (loss) on sale and write down of real estate owned	5	(151)	0	(146)	1
Gain on sale of loans	9	0	0	9	53
Income from bank-owned life insurance	654	652	707	1,306	1,409
Electronic banking fees and charges	258	284	296	542	640
Miscellaneous	54	96	70	150	140

Total non-interest income	1,718	1,580	1,929	3,298	3,790

Salaries and employee benefits	9,588	10,076	8,723	19,664	17,676
Net occupancy expense of premises	1,795	1,642	1,607	3,437	3,269
Equipment and systems	2,034	1,930	2,055	3,964	3,929
Advertising and marketing	228	148	308	376	559
Federal deposit insurance premium	607	589	618	1,196	1,130
Directors’ compensation	165	196	172	361	344
Miscellaneous	2,103	2,190	2,074	4,293	3,932

Total non-interest expense	16,520	16,771	15,557	33,291	30,839

Income before taxes	3,039	3,476	4,288	6,515	7,895
Provision for income taxes	870	553	1,301	1,423	2,322

Net income	$2,169	$2,923	$2,987	$5,092	$5,573

Per Share Data:
Net income per share – Basic and diluted	$0.03	$0.04	$0.05	$0.08	$0.08
Weighted average number of common shares outstanding (in thousands):
Basic	67,042	66,975	65,767	67,009	65,851
Diluted	67,055	67,371	65,767	67,185	65,851
Cash dividends per share(1)	$0.00	$0.00	$0.00	$0.00	$0.00

(1)	Represents dividends declared per common share.

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	For the Three Months Ended			For the Six Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Average Balances:
Loans receivable	$1,787,799	$1,750,271	$1,514,125	$1,768,403	$1,470,794
Mortgage-backed securities	715,753	729,957	835,885	722,855	854,912
Non-mortgage-backed securities	635,971	628,102	513,674	632,037	515,159
Other interest-earning assets	153,770	131,123	142,912	142,169	130,238

Total interest-earning assets	3,293,293	3,239,453	3,006,596	3,265,464	2,971,103
Non-interest-earning assets	270,491	269,320	249,832	269,586	250,826

Total assets	$3,563,784	$3,508,773	$3,256,428	3,535,050	$3,221,929

Interest-bearing checking	$719,143	$711,897	$727,351	715,495	$727,562
Savings and clubs	510,416	515,347	467,332	512,696	467,892
Certificates of deposit	1,033,230	1,026,092	955,634	1,029,562	959,043

Total interest-bearing deposits	2,262,789	2,253,336	2,150,317	2,257,753	2,154,497
Federal Home Loan Bank advances	536,582	483,817	388,748	509,857	349,049
Other borrowings	30,636	29,624	34,992	30,130	35,190

Total borrowings	567,218	513,441	423,740	539,987	384,239

Total interest-bearing liabilities	2,830,007	2,766,777	2,574,057	2,797,740	2,538,736
Non-interest-bearing liabilities	235,606	246,175	216,059	240,662	217,351

Total liabilities	3,065,613	3,012,952	2,790,116	3,038,402	2,756,087
Stockholders’ equity	498,171	495,821	466,312	496,648	465,842

Total liabilities and stockholders’ equity	$3,563,784	$3,508,773	$3,256,428	$3,535,050	$3,221,929

Average interest-earning assets to average interest-bearing liabilities	116.37%	117.08%	116.80%	116.72%	117.03%

KEARNY FINANCIAL CORP.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Performance ratios:
Yield on average:
Loans receivable	4.17%	4.21%	4.36%	4.19%	4.40%
Mortgage-backed securities	2.60%	2.62%	2.63%	2.61%	2.59%
Non-mortgage-backed securities	1.44%	1.41%	1.31%	1.42%	1.32%
Other interest-earning assets	0.85%	0.91%	0.67%	0.88%	0.67%

Total interest-earning assets	3.15%	3.17%	3.18%	3.16%	3.18%
Cost of average:
Interest-bearing checking	0.53%	0.53%	0.53%	0.53%	0.53%
Savings and clubs	0.16%	0.16%	0.16%	0.16%	0.16%
Certificates of deposit	1.09%	1.05%	1.02%	1.07%	1.03%

Interest-bearing deposits	0.70%	0.68%	0.67%	0.69%	0.67%
Federal Home Loan Bank advances	1.74%	1.89%	1.87%	1.81%	1.86%
Other borrowings	0.50%	0.50%	0.50%	0.50%	0.50%

Total borrowings	1.67%	1.81%	1.76%	1.74%	1.74%

Total interest-bearing liabilities	0.90%	0.89%	0.85%	0.89%	0.83%
Net interest rate spread(1)	2.25%	2.28%	2.33%	2.27%	2.35%
Net interest margin(2)	2.38%	2.41%	2.46%	2.39%	2.47%
Non-interest income to average assets	0.19%	0.18%	0.24%	0.19%	0.24%
Non-interest expense to average assets	1.85%	1.91%	1.91%	1.88%	1.91%
Efficiency ratio	77.59%	79.46%	76.25%	78.52%	76.22%
Return on average assets	0.24%	0.33%	0.37%	0.29%	0.35%
Return on average equity	1.74%	2.36%	2.56%	2.05%	2.39%

(1)	Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.